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                                                                    Exhibit 23.3

            Consent of Independent Registered Public Accounting Firm
            ---------------------------------------------------------

The Board of Directors
Hudson City Bancorp, Inc.:

We consent to the use of our reports dated February 22, 2005, with respect to the consolidated statements of financial condition of Hudson City Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports are included in the proxy statement/prospectus, and to the reference to our firm under the headings "Tax Aspects of the Conversion", "Tax Aspects", "Legal and Tax Opinions" and "Experts" in the proxy statement/prospectus.



                                    KPMG LLP

Short Hills, New Jersey
March 29, 2005